AN APPRAISAL OF
                        A LIMITED PARTNERSHIP INTEREST
                                      IN
                         BALCOR PENSION INVESTORS - VI
                               SKOKIE, ILLINOIS
                             AS OF MARCH 31, 1996

















                                Valuation Counselors

May 8, 1996

Balcor Mortgage Advisors - VI
The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road, Suite A200
Bannockburn, Illinois 60015

Attention:  Mr. John K. Powell, Jr. - First Vice President

Gentlemen:

In accordance with your request, we are pleased to submit our opinion of the Value of a Limited Partnership Interest in:

                         Balcor Pension Investors - VI
                       (an Illinois Limited Partnership)

                             as of March 31, 1996.

The term "Value" is defined as follows:

     The amount, in dollars, which a Limited Partnership Interest in Balcor Pension Investors - VI is worth to an investor who owns the Interest with the intention of holding it to maturity, who fully understands the complexities of the investment, and has an interest in the potential interest income and capital appreciation of the Limited Partnership Interest. The valuation does not represent the amount that would be received by a holder of a Limited Partnership Interest should he/she decide to liquidate the Interest prior to the maturity of the Partnership. The value is subject to the terms and limiting conditions set forth in this report.

It is anticipated that Balcor Pension Investors - VI will close in the year
2000.

Based on our analyses and conclusions set forth in this report, the estimated Value of a Limited Partnership Interest in Balcor Pension Investors - VI, as of March 31, 1996, was in the rounded amount of:

                                    $131.00
                                    =======

Adjusted Original Capital, as of March 31, 1996, was $175.20. Subsequently, a distribution of $0.86 per Limited Partnership Interest was made as a Return of Capital, reducing the Adjusted Original Capital to $174.34.

For the quarter ended June 30, 1995, the value of a Limited Partnership Interest decreased $3.00 as a result of a distribution of $2.50 per Limited Partnership Interest as a Return of Capital and a shortening of the offering expense amortization period.

For the quarter ended September 30, 1995, the value of a Limited Partnership Interest decreased $2.00 as a result of a distribution of $3.92 per Limited Partnership Interest as a Return of Capital in July 1995.

For the quarter ended December 31, 1995, the value of a Limited Partnership Interest increased by $1.00. This was the result of an increase of $6,243,000 ($4.52 per Limited Partnership Interest) in the value of the Real Estate Owned and mortgage loan assets, partially offset by a special distribution of $3,926,000 ($2.38 per Limited Partnership Interest) as a Return of Capital in October of 1995.

For the quarter ended March 31, 1996, the value of a Limited Partnership Interest decreased $1.00 due to a reduction of $1.425 million in the value of the Shoal Run Apartments Real Estate Owned.

It is noted that this is prior to any distributions to the Limited Partners under the Early Investment Incentive Fund. The present value of a unit of the Early Investment Incentive Fund, as of March 31, 1996, was in the rounded amount of:

               Investors Level 1        $5.00
                                        =====

               Investors Level 2        $5.00
                                        =====

Some of the funds received from prepayments and/or excess funds have been invested in first mortgage loans vis-a-vis wrap-around mortgage loans. The cash flows from these first mortgage loans are discounted at a risk rate somewhat less than that rate used for the wrap-around mortgage loans to compensate for the lower risk.

The variable components in the total Value of a Limited Partnership Interest and their values, as estimated by Valuation Counselors Group, Inc./Darby & Associates Joint Venture (Schedule E), are as follows:

     Net Investment in Loans Receivable    $ 4,077,400
     Unamortized Portion of the Offering
       Expenses                              5,743,548
     Real Estate Acquired Through
       Foreclosure                         167,017,479

A copy of this report is retained in our files, together with the information from which the report was compiled.

Respectively submitted.

Sincerely,

/s/Raymond Ghelardi                          /s/Clement H. Darby

Valuation Counselors Group, Inc.             Darby & Associates
Raymond Ghelardi                             Clement H. Darby
Managing Director                            President

REG/CHD/ded

cc:  Ms. Mary J. Mojica
     Ms. Jayne Kosik
     Ms. Jane Cody
     Ms. Terri Thompson

                               TABLE OF CONTENTS

Statement of Facts and Limiting Conditions

Introduction

Payments to the Limited Partners and General Partner

Early Investment Incentive Fund

Valuation of a Limited Partnership Interest

Valuation of "The Net Investment in Loans Receivable"
  (1)     Discussion of Risk Rates
  (2) The Present Value of the Return on Funds Advanced and the Return of Principal
  (3)     The Present Value of the Equity Build-up and Accrued
            Interest
  (4)     The Present Value of the "Kickers"

Conclusions of Value of the "Net Investment in Loans Receivable"

Valuation of the "Real Estate Acquired Through Foreclosure"6

Calculation of the Unamortized Portion of the Offering Expenses

Calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - VI

Calculation of an Interest in the Early Investment Incentive Fund
Schedule
   A Distributions to the Limited Partnership

  B-1     Unadjusted Balance Sheet of Balcor Pension Investors -
            VI as of March 31, 1996

  B-2     Statements of Income and Expenses for the quarters
            ended March 31, 1996 and 1995

  B-3     Statements of Cash Flows for the quarters ended
            March 31, 1996 and 1995

   C      Loan Portfolio Summary

  D-1     Real Estate Asset Summary

  D-2     Real Estate Appraisal Projections

   E      Adjusted Balance Sheet of Balcor Pension Investors -
            VI as of March 31, 1996

                  STATEMENT OF FACTS AND LIMITING CONDITIONS

Valuation Counselors Group, Inc./Darby & Associates Joint Venture strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion or conclusion. In order to assist the reader in interpreting this report, such assumptions are set forth as follows:

Valuation Counselors Group, Inc./Darby & Associates Joint Venture reserves the right to make adjustments to the analysis, opinion and conclusions set forth in the report as deemed necessary by consideration of additional or more reliable data that subsequently may become available.

No opinion is rendered as to legal fee, property title or mortgage notes related to the appraised assets, which are assumed to be good and marketable.

It is assumed that no opinion is intended in matters that require legal, engineering or other professional advice which has been or will be obtained from professional sources; the valuation report will not be used for guidance in professional matters exclusive of the appraisal and valuation discipline.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of the Appraiser's knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

All financial data, operating histories and other data relating to income and expenses attributed to the assets and the Partnerships have been provided by Management or its representatives and have been accepted without further verification except as specifically stated in the report.

It should be specifically noted that the valuation assumes the appraised assets will be competently managed and maintained by financially sound owners over the expected period of ownership except where noted, specifically in assets during the period of foreclosure where Balcor may not have control. This appraisal engagement does not entail an evaluation of management's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser or Valuation Counselors Group, Inc./Darby & Associates Joint Venture shall be disseminated to the public through public relations media, news media, sales media, prospectus or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc./Darby & Associates Joint Venture. The date of the valuation to which the value estimate conclusion applies is set forth in the report.

The preponderance of working paper support for this valuation is maintained in the offices of management, Balcor Mortgage Advisors.

Neither the fees nor any of the terms and conditions of the appraisal assignments given to Valuation Counselors Group, Inc./Darby & Associates Joint Venture by Balcor Mortgage Advisors are contingent upon the values reported.

No independent investigation of the fair market value of the underlying real estate assets has been made by Valuation Counselors Group, Inc./Darby & Associates Joint Venture. We have reviewed the real estate appraisals for reasonableness, but have assumed the real estate appraisals obtained by Balcor Mortgage Advisors are independent and accurate. Valuation Counselors assumes responsibility for real estate appraisals prepared by their own staff.

No independent investigation of the terms and conditions of the mortgage loans made by Balcor Pension Investors - VI has been made. We have relied on data furnished to us by Balcor Mortgage Advisors and the validity of the information was assumed to be correct.

In the event that this appraisal is used as basis to set a market price for a Limited Partnership Interest in Balcor Pension Investors - VI, no responsibility is assumed for the seller's inability to obtain a purchaser at the value reported herein.

The reader of this valuation report should be fully conversant with the terms and conditions of Balcor Pension Investors - VI Limited Partnership as set forth in the Prospectus, other related documents, and the prior appraisals of a Limited Partnership Interest in Balcor Pension Investors - VI.

We have discussed the current status and condition of the mortgage loans and real estate owned with the management of Balcor Mortgage Advisors and have accepted their comments as being factual.

                                 INTRODUCTION

Balcor Pension Investors - VI ("BPI - VI") is a Limited Partnership formed in 1984, pursuant to the Uniform Limited Partnership Act of the State of Illinois. The Partnership serves as an investment vehicle for qualified pension, profit-sharing and other retirement trusts; bank commingled trust funds for qualified pension and profit-sharing plans; Individual Retirement Accounts and HR-10 (Keogh) Plans; government pension and retirement trusts; and other entities intended to be exempt from Federal income taxation such as certain religious, charitable, scientific, literary and educational corporations, funds and foundations. The Limited Partnership provides for Balcor Mortgage Advisors
- - VI to be the General Partner. The sale of the Limited Partnership Interests were at $250 per interest up to a maximum of 1,450,000 interests. The offering period, during which interests were sold by Balcor Pension Investors - VI, commenced January 18, 1985, and terminated October 31, 1985. As of October 31, 1985, the closing date, 1,382,562 Limited Partnership Interests had been sold.

The Partnership's investment objective is to make wrap-around mortgage loans and other junior mortgage loans and first mortgage loans. As of March 31, 1996, the loan portfolio consisted of one mortgage loan (Noland Fashion Square). Unfunded monies totaling $17,036,178(1) were invested in short-term money market instruments and in demand deposit bank accounts. There are fifteen real estate owned properties; Perimeter 400 Center, Pembroke Pines Shopping Center, Hammond Aire Plaza Shopping Center, Park Central Office Park, Stemmons Center, Hawthorne Heights Apartments, Symphony Woods Office Center, Sun Lake Apartments, 420 North Wabash, Woodscape Apartments, Sand Pebble Village I, Sand Pebble Village II, Shoal Run Apartments, Jonathan's Landing and 45 W. 45th Street. During the quarter ended June 30, 1994, a project adjacent to Sand Pebble Village, called Sand Dune Apartments (now Sand Pebble Village II), was acquired for $9,300,000 in order to preserve the integrity of the investment in Sand Pebble Village.

In the quarter ended December 31, 1987, the Partnership gained ownership of Hammond Aire Plaza Shopping Center. As of March 31, 1996, it is carried as Real Estate Owned at $16,138,032 based on cash flows. In addition, the Partnership increased its funds advanced during that quarter on Symphony Woods Office Center by $1,400,000. In June, 1987, the Partnership received a $9,625,000 payoff of the Plaza Shopping Center mortgage loan. In January of 1988, the Claymoor Apartment mortgage loan was prepaid in the amount of $7,832,106.

In the quarter ended June 30, 1988, the Partnership acquired title to Park Central Office Building through foreclosure and it is valued at $20,692,742 based on its projected 1996 cash flow as of March 31, 1996.

In the quarter ending September 30, 1988, the Partnership funded a $7,434,783 participation in a $18,000,000 (41.30%) mortgage loan on 45 West 45th Street, New York City. This commitment reflected the Partnership's portion of a $23 million loan package that included three affiliated limited partnerships. The Partnership's participating percentage, both in the total loan commitment and as a minority Joint Venture Affiliate, is 41.3%. The Partnership funded an additional $2,065,217 related to that total loan commitment at the end of the quarter ended March 31, 1989. On February 2, 1995, the property was foreclosed and became Real Estate Owned proportionate to the 41.3% interest. As of March 31, 1996, it is valued at $3,459,607 based on projected 1996 cash flow.

Also in the quarter ended June 30, 1988, the Partnership cashed in its $145,000 CD on Lake and Racquet Apartments mortgage loan and fully reserved the balance in the same quarter. In the quarter ended March 31, 1989, the Partnership funded a $5,000,000 first mortgage loan on Noland Fashion Square. On April 21, 1989, the Partnership funded a $7,000,000 loan representing its share of an $11,300,000 loan on Sun Lake Apartments. The property subsequently became Real Estate Owned and Balcor Pension Investors - VI's 61.95% interest is valued at $20,148,925 based on projected 1996 cash flow as of March 31, 1996. On June 9, the Sterling Knolls mortgage loan was paid down to $250,000 and on June 16, 1989 the Executive Hills loan was prepaid in full. On September 8, 1989 the Meadowbrook mortgage loan was prepaid in the amount of $4,075,987.

On April 26, 1990, the Sterling Knolls Apartments second mortgage loan of $250,000 was prepaid in full. On June 6, 1990, the Partnership received a partial paydown of principal, equity kicker and interest on Jonathan's Landing mortgage loan totaling $2,428,897. The principal reduction was $1,410,000 and the remaining $9,635,000 was reset to May 1997. The Jonathans Landing mortgage loan was in default, became Real Estate Owned on July 14, 1995 and is valued at $10,048,185 based on projected 1996 cash flow as of March 31, 1996.

The Stemmons Center Office Complex was foreclosed upon August 7, 1990. This Partnership's Interest of 72.50% is carried as Real Estate owned at $8,769,273 based on projected 1996 cash flow as of March 31, 1996. The Hawthorne Heights Apartment Complex was foreclosed on September 5, 1990, and is carried at a value of $7,920,600 as of March 31, 1996, based on a projected sale of $8,300,000.

On October 14, 1987, the Partnership funded a $14,500,000 first mortgage loan collateralized by the Pembroke Pines Shopping Center (Flamingo Pines) located in Pembroke Pines, Florida. On October 8, 1990, a foreclosure sale of the property was held and the Partnership made a successful bid to purchase the property and acquired title to the property on October 19, 1990, and also received $750,000 by cashing letters of credit. The property is valued at $12,255,008 as of March 31, 1996 based on projected 1996 cash flow.

On May 21, 1986, pursuant to a participation agreement executed between the Partnership and three affiliated limited partnerships, the Partnership funded $37,000,000 of a $41,000,000 loan (the "Loan"), to an unaffiliated entity secured by a first mortgage loan on the 357,790 net rentable square foot Perimeter 400 Center office building (the "Property"), located in Fulton County, Georgia. The Partnership's share of the Loan was $18,500,000. Certain requirements of the Loan were not met by the Borrower and the remaining $4,000,000 of the Loan was not funded. In December 1990, the Borrower advised the Partnership that due to the current and anticipated market conditions affecting the cash flow position of the Property, the Borrower would be unable to make future debt service payments on the Loan. On February 7, 1991, the Borrower conveyed title to the Property. Balcor Pension Investors - VI's 49.76% share is valued at $17,219,305 based on projected 1996 cash flow.

In April 1991, the Sand Pebble Village Apartments mortgage loan went into default. As a result, the Partnership and an affiliated partnership cashed a letter of credit of $750,000. The Partnership's share of the proceeds of $337,500 was applied against the principal balance of the loan. The property became Real Estate Owned in the quarter ended September 30, 1992, and the Partnership's 44.64% interest is valued at $8,586,474 based on projected 1996 cash flow as of March 31, 1996.

A joint venture consisting of the Partnership and an affiliate (Balcor Pension Investors - VII) purchased the Sand Dune Apartments in Riverside, CA (Sand Pebble Village II), adjacent to the Sand Pebble Apartments, on October 26, 1993, for $9,300,000. The joint venture took out a $5,000,000 mortgage loan to finance the transaction. As of March 31, 1996, its allocated value (44.64%) is $5,032,770.

The Three Fountains mortgage loan was previously written off. The 420 North Wabash mortgage loan became Real Estate Owned on October 15, 1992, and is valued at $8,167,086 based on projected 1996 cash flow as of March 31, 1996. Ansonia Mall was Real Estate Owned, but was sold for $750,000 on December 23, 1992. Symphony Woods is Real Estate Owned and is valued at $7,116,270 based on projected 1996 cash flow. Woodscape Apts. became Real Estate Owned on December 14, 1992, and is valued at $9,934,203 as of March 31, 1996, based on projected 1996 cash flow.

On February 25, 1993, Shoal Run Apts. became Real Estate Owned and is valued at $11,529,000 as of March 31, 1996, based on projected 1996 cash flow.

For the quarter ended June 30, 1993, the Miami Free Zone mortgage loan was revalued to conform to certain payoff terms whereby deferred interest payments were reclassified to payment of principal. This resulted in a reduction of $1,635,000 in the value of the mortgage loan. On December 15, 1993, the loan was paid off in the net amount of $14,520,989.

On August 25, 1993, the loans on Skyway Mobile Home Park and Pinellas Cascades Mobile Home Park were paid off in the amounts of $7,423,338 and $6,555,821, respectively.

On September 30, 1993, Winchester Mall was sold for a gross sale price of $9,000,000, with a net to the Partnership of $9,058,635.

On February 16, 1994, the Partnership received full prepayment of the Breckenridge Apartments and Highland Green Apartments loans in the amounts of $15,782,123 and $9,023,389.

On May 16, 1994, Balcor Pension Investors - VI prepaid the underlying first mortgage of approximately $3,394,000 on Woodscape Apartments.

On August 1, 1994, the Partnership received $6,345,585 as payment in full on the Gatewood/Northbrook Apartments mortgage loan.

The stated objectives of Balcor Pension Investors - VI are as follows:

      1.Preservation and protection of Limited Partners' capital;

      2.Provide the Limited Partners with regular quarterly cash distributions;

      3.Provide the Limited Partners with additional cash distributions through the receipt of deferred interest;

      4.Maximize cash distributions over the life of the Partnership (estimated to be 12 to 15 years) through the receipt of additional interest in the form of equity participations.

On wrap-around mortgage loans the intent is to generate a higher total return on investment through the "equity build-up" portion of a wrap-around mortgage whereby there is a spread in the principal reduction between the wrap-around mortgage and the underlying mortgage loans. Although there is a mathematical build-up of this equity during the life of the loan, the material benefit of the equity build-up normally is not realized until the maturity of the wrap-around loan - which usually occurs in a period of from ten to fifteen years from the initial funding of the loan. In addition, there are potential additional earnings available from a participation in the future gross income as well as a participation in the appreciated value of the properties on which Balcor Pension Investors - VI has made mortgage loans to date. These potential earnings are commonly known as "kickers." It is noted that no value has been attributed to the kickers on a significant number of the mortgage loans because of existing or potential problems with the loans.

(1)Source: Balcor Pension Investors - VI Balance Sheet as of March 31, 1996, Schedule B-1. The Net Investment in Loans Receivable includes funds advanced as well as earned equity build-up and earned accrued interest, discounted to a present value, and miscellaneous adjustments.

             PAYMENTS TO THE LIMITED PARTNERS AND GENERAL PARTNER

The Limited Partnership, Balcor Pension Investors - VI, is a partial self-liquidating real estate investment fund. As of March 31, 1996, the Partners' capital was invested in one real estate loan (Noland Fashion Square). Interest income and amortization, as well as interests in gross income of certain properties, after deducting the General Partners' expenses, income and reserves, is distributed to the Limited Partners under certain formulae, terms and conditions set forth in the Limited Partnership Agreements and described in the summary in the previous section. The remaining Limited Partners' capital, equity build-up and interests in the appreciation of certain properties is distributed to the Limited Partners upon the maturity and/or the successful payoff of the loans. The Partnership owns fourteen real estate assets acquired through foreclosure and one real estate asset acquired by acquisition.

The Prospectus of Balcor Pension Investors - VI indicated that during the offering period, which expired on October 31, 1985, as well as during the term of the Partnership, distributions are to be made to the investors. Partnership to date.

                                  SCHEDULE A
                   DISTRIBUTIONS TO THE LIMITED PARTNERSHIP

Effective    Number of           Annual
  Date       Interests            Rate       Amount Paid

11/30/85     1,382,562      Offering          $7,245,448
                      period interest
2/28/86      1,382,562             7.20%       6,221,529
5/31/86      1,382,562             7.20        6,221,529
8/31/86      1,382,562             7.20        6,221,529
11/30/86     1,382,562             6.80        5,875,888
  12/86      1,382,562             -             345,640
          ($0.25 per Interest as a Return of Capital.)
2/28/87      1,382,562             5.61        4,838,967
   3/87      1,382,562             -           1,382,562
          ($1.00 per Interest as a Return of Capital.)
5/31/87      1,382,562             6.83        5,875,888
   6/87      1,382,562             -             345,640
          ($0.25 per Interest as a Return of Capital.)
8/31/87      1,382,562             6.84        5,875,888
   9/87      1,382,562             -             345,640
          ($0.25 per Interest as a Return of Capital.)
12/31/87     1,382,562             7.25        6,221,529
3/31/88      1,382,562             7.25        6,221,529
6/30/88      1,382,562             5.08        4,355,070
   7/88                                        2,765,124
          ($2.00 per Interest as a Return of Capital.)
9/30/88      1,382,562             5.12        4,355,070
12/31/88     1,382,562             5.69        4,838,967
3/31/89      1,382,562             5.69        4,838,967
   4/89                                        9,194,037
          ($6.65 per Interest as a Return of Capital.)
6/30/89      1,382,562             5.84        4,838,967
   7/89      1,382,562                         3,871,173
          ($2.80 per Interest as a Return of Capital.)

Effective    Number of           Annual
  Date       Interests            Rate       Amount Paid

9/30/89      1,382,562             5.91%      $4,838,967
12/31/89     1,382,562             5.91        4,838,967
3/31/90      1,382,562             9.29        7,604,091
6/30/90      1,382,562             6.96        5,696,155
   7/90                                       27,443,858
          ($19.85 per Interest as a Return of Capital.)
   9/90      1,382,562             6.45        4,838,967
  10/90      1,382,562             -           4,147,686
          ($3.00 per Interest as a Return of Capital.)
12/31/90     1,382,562             6.54        4,838,967
3/31/91      1,382,562             6.54        4,838,967
6/30/91      1,382,562             6.54        4,838,967
9/30/91      1,382,562             6.54        4,838,967
12/31/91     1,382,562             5.14        3,802,046
   1/92      1,382,562             -           1,036,921
          ($0.75 per Interest as a Return of Capital.)
3/31/92      1,382,562             5.16        3,802,046
6/30/92      1,382,562             5.16        3,802,046
9/30/92      1,382,562             4.46        2,765,124
12/31/92     1,382,562             4.46        2,765,124
3/31/93      1,382,562             3.75        2,765,124
6/30/93      1,382,562             3.75        2,765,124
9/30/93      1,382,562             3.75        2,765,124
12/31/93     1,382,562             7.50        5,530,248
   1/94      1,382,562             -          11,337,008
          ($8.20 per Interest as a Return on Capital)
3/31/94      1,382,562             3.90        2,765,124
   4/94      1,382,562             -          13,825,620
          ($10.00 per Interest as a Return of Capital)
6/30/94      1,382,562             4.10        2,765,124
   7/94      1,382,562             -          15,208,182
          ($11.00 per Interest as a Return of Capital)
9/30/94      1,382,562             4.35        2,765,124
12/3194      1,382,562             4.35        2,765,124
3/31/95      1,382,562             4.35        2,765,124
   4/95      1,382,562             -           3,456,405
          ($2.50 per Interest as a Return of Capital)
6/30/95      1,382,562             5.73        3,594,661
          ($2.60 per Interest)
   7/95      1,382,562             -           5,418,500
          ($3.92 per Interest as a Return of Capital)
9/30/95      1,382,565             4.50        2,759,352
  10/95      1,382,565             -           3,926,270
          ($2.38 per Interest as a Return of Capital)
12/31/95     1,382,565             4.57        2,765,124
3/31/96      1,382,565             4.57        2,765,124
          ($2.00 per Interest)
   4/96      1,382,565             -           1,189,003
          ($0.86 per Interest as a Return of Capital)

The Partnership Agreement provides that the General Partner will receive loan application and loan processing fees paid by borrowers, subject to certain limitations, when the Partnership funds mortgage loans or issues commitments to fund mortgage loans and may receive additional loan fees paid by the Partnership upon full specificity of the offering and the funding of all loans. The General Partner will service the Partnership`s mortgages and will receive a mortgage servicing fee, payable not more frequently than monthly, at an annual rate equal to 1/4 of 1% of the amounts advanced by the Partnership and outstanding from time to time. The General Partner is also reimbursed for certain expenses incurred in connection with the organization of and the day to day operations of the Partnership.

Pursuant to the Partnership Agreement, all profits of the Partnership will be allocated 90% to the Limited Partners and 10% to the General Partner, and all losses of the Partnership will be allocated 99% to the Limited Partners and 1% to the General Partner.

After the termination of the offering and then to the extent that Cash Flow is distributed, distributions will be made as follows: (I) 90% of such Cash Flow will be distributed to the Limited Partners, (ii) 7.5% of such Cash Flow will be distributed to the General Partner, and (iii) an additional 2.5% of such Cash Flow will be distributed to the General Partner and shall constitute the Early Investment Incentive Fund. Upon the liquidation of the Partnership, the General Partner will return to the Partnership for distribution to Early Investors amounts available in the Early Investment Incentive Fund, if necessary for Early Investors to receive a return of their Original Capital plus a specified Cumulative Return based on the date of investment. Subject to certain limitations, the General Partner may repurchase Interests from existing Limited Partners from amounts available in the Early Investment Incentive Fund.

As set forth in the Partnership Agreement, the Partnership is obligated to pay to the purchasers of Limited Partnership Interests an amount equivalent to interest at the initial rate of 8% per annum on the total purchase price of an Interest. This rate may be increased or decreased at the sole discretion of the General Partner. The amounts payable under this provision ceased to accumulate on October 31, 1985, the termination date of the offering.

                        EARLY INVESTMENT INCENTIVE FUND

Cash Flow available for distribution will be distributed on a quarterly basis after the close of the first full operating quarter following the termination of the offering. Ninety per cent of such Cash Flow will be distributed to Limited Partners. Ten per cent of such Cash Flow will be paid to the General Partner as its distributive share from Partnership operations, provided that 25% of the General Partner's share will be allocated to the Early Investment Incentive Fund described below, and will be returned to the Partnership by the General Partner at the dissolution of the Partnership if necessary to enable Early Investors to receive a return of their Original Capital plus a Cumulative Return determined as follows: (I) for Interests purchased on or before June 30, 1985, 15.0% per year, and (ii) for Interests purchased between July 1, 1985, and December 31, 1985, 14.0% per year. In the event that on dissolution of the Partnership, cash available for distribution and the amounts allocated to the Early Investment Incentive Fund are not sufficient to return to Early Investors their Original Capital plus the Cumulative Return, the amount of any funds in the Early Investment Incentive Fund will be distributed first to all Early Investors until they shall have received a Cumulative Return equal to the rate described in period (ii) above, and then to those Early Investors who purchased Interests in period (I) above.

As noted above, 25% of the General Partner's share of Cash Flow shall be allocated to the Early Investment Incentive Fund when and as distributions of Cash Flow are made to the Limited Partners and the General Partner. The amounts in the Early Investment Incentive Fund will be commingled with other assets of the General Partner and may be utilized to repurchase Interests from Limited Partners as set forth under "Description of the Partnership Agreement -- Repurchase of Interests."

                  VALUATION OF A LIMITED PARTNERSHIP INTEREST

The methodology used in estimating the Value of a Limited Partnership Interest in Balcor Pension Investors - VI is based upon substituting the estimated value of the mortgage loan portfolio in place of the "Net Investment in Loans Receivable" as shown on the March 31, 1996, Balance Sheet of Balcor Pension Investors - VI. In addition, the unamortized portion of the Offering Expenses is added to the Assets on the same Balance Sheet. The amortization is calculated by reducing the total Offering Expenses, as set forth in the financial statements, on a straight line basis, quarterly, to the expiration date of the loan portfolio. For financial reporting purposes, Balcor Pension Investors - VI initially deducted the total Offering Expenses from the proceeds of the Limited Partnership Interest. Where equities exist, they are included in the Balance Sheet (Schedule E) at their market value based on an independent real estate appraisals or estimates based on the cash flows of the properties. Schedules D-1 and D-2 summarize the calculations of Partnership Asset Values for the Real Estate Acquired Through Foreclosure.

Future General Partner fees and related expenses are not present valued as an expense because of their unpredictability but rather are taken as a charge in the quarter incurred.

Valuation Counselors Group, Inc./Darby & Associates Joint Venture has been retained by Balcor Mortgage Advisors - VI to estimate the Value of a Limited Partnership Interest in Balcor Pension Investors - VI on a quarterly basis. In order to accomplish this, we valued the "Net Investment in Loans Receivable" as well as calculated the "Unamortized Portion of the Offering Expenses."

Cash and Investments in Certificates of Deposit and Marketable Securities are considered short term investments since eventually all but a working capital reserve will be funded in real estate loans and real estate owned or returned to the investor. Consequently, they remain in the valuation at face value in both Schedules B-1 and E.

A simplified version of the Balance Sheet of Balcor Pension Investors - VI, prepared by Balcor Mortgage Advisors - VI, before the aforementioned adjustments, is on the following Schedule B-1. Schedules B-2 and B-3 are Statements of Income and Expense.

                                 SCHEDULE B-1

                           UNADJUSTED BALANCE SHEET
                         BALCOR PENSION INVESTORS - VI
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

Assets
     Cash & Cash Equivalents                        $17,036,178
     Prepaid Expenses                                   104,248
     Accounts and Accrued Interest Receivable         2,370,824
     Interest Receivable on Wrap-around Notes            25,865
     Interest Receivable on Short-Term
       Investments                                       96,850
     Deferred Expenses                                1,863,444
     Net Investment in Loans Receivable,
       less Discount on Loans Receivable ($0)         4,434,410
     Participation in Loss from Acquisition
       Loans                                            (14,598)
     Allowance for Potential Losses on Loans,
       Real Estate and Accrued Interest
       Receivable                                   (63,385,985)
     Real Estate Held For Sale (1)                  193,261,269
     Investment in Joint Ventures - affiliates (1)   21,395,970
                                                   ------------
          Total Assets                             $177,188,475
                                                   ============
Liabilities
     Accounts and Accrued Interest Payable          $   961,130
     Due to Affiliates                                   70,529
     Security Deposits and other Liabilities            859,470
     Mortgage Notes Payable (Sun Lake Apts.)         15,613,431
                                                    -----------
          Total Liabilities                          17,504,560

     Affiliates Participation in Joint Venture       20,483,467
     Partners' Capital
       (1,382,562 Limited Partnership
        Interests)                                  139,200,448
                                                   ------------

     Total Liabilities and Partners' Capital       $177,188,475
                                                   ============

(1)Perimeter 400, Hammond Aire Plaza Shopping Center, Park Central Office Park, Stemmons Center, Hawthorne Heights Apartments, Pembroke Pines, Symphony Woods Office Center, Sun Lake Apts., Sand Pebble Village Apts. I, Sand Pebble Village II, 420 North Wabash, Shoal Run Apts., 45 W. 45th Street, Jonathan's Landing and Woodscape.

                                 SCHEDULE B-2

                          BALCOR PENSION INVESTORS-VI
                       (AN ILLINOIS LIMITED PARTNERSHIP)

                       STATEMENTS OF INCOME AND EXPENSES
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                               1996             1995
                                          ---------------- ---------------
Income:
  Interest on loans receivable and from
    investment in acquisition loan        $       116,938  $      187,767
  Income from operations of real estate
    held for sale                               3,032,244       3,129,972
  Interest on short-term investments              209,658         465,142
                                          ---------------- ---------------
      Total income                              3,358,840       3,782,881
                                          ---------------- ---------------

Expenses:
  Amortization of deferred expenses                71,597          73,168
  Administrative                                  202,327         297,748
                                          ---------------- ---------------
      Total expenses                              273,924         370,916
                                          ---------------- ---------------
Income before joint venture participations      3,084,916       3,411,965
Participation in income of joint
  ventures - affiliates                           510,460         239,523
Equity in loss from investment in
  acquisition loan                                (14,598)         (5,293)
Affiliates' participation in income of
  joint ventures                                 (399,523)       (393,551)
                                          ---------------- ---------------
Net income                                $     3,181,255  $    3,252,644
                                          ================ ===============
Net income allocated to General Partner   $       318,125  $      325,264
                                          ================ ===============
Net income allocated to Limited Partners  $     2,863,130  $    2,927,380
                                          ================ ===============
Net income per Limited Partnership
  Interest (1,382,562 issued and
  outstanding)                            $          2.07  $         2.12
                                          ================ ===============
Distributions to General Partner          $       307,236  $      307,236
                                          ================ ===============
Distributions to Limited Partners         $     2,765,124  $    2,765,124
                                          ================ ===============
Distributions per Limited Partnership
  Interest                                $          2.00  $         2.00
                                          ================ ===============

                                 SCHEDULE B-3

                          BALCOR PENSION INVESTORS-VI
                       (AN ILLINOIS LIMITED PARTNERSHIP)

                           STATEMENTS OF CASH FLOWS
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                               1996             1995
                                          ---------------- ---------------
Operating activities:
  Net income                              $     3,181,255  $    3,252,644
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
      Amortization of deferred expenses            71,597          73,168
      Participation in income of joint
        ventures - affiliates                    (510,460)       (239,523)
      Equity in loss from investment in
        acquisition loan                           14,598           5,293
      Affiliates' participation in income
        of joint ventures                         399,523         393,551
      Net change in:
        Escrow deposits                          (151,828)
        Accounts and accrued interest
          receivable                               28,950          83,962
        Prepaid expenses                          179,277          (3,034)
        Accounts payable                          197,388         (20,100)
        Due to affiliates                          18,829          57,170
        Accrued liabilities, principally
          real estate taxes                        19,940          86,183
        Security deposits                          75,496         (17,118)
                                          ---------------- ---------------
  Net cash provided by operating
   activities                                   3,524,565       3,672,196
                                          ---------------- ---------------
Investing activities:
  Distributions from joint ventures -
    affiliates                                    328,646
  Contribution to joint ventures -
    affiliates                                                   (138,899)
  Improvements to properties                                     (114,882)
                                          ---------------- ---------------
  Net cash provided by or used in
   investing activities                           328,646        (253,781)
                                          ---------------- ---------------
Financing activities:
  Distributions to Limited Partners            (2,765,124)     (2,765,124)
  Distributions to General Partner               (307,236)       (307,236)
  Capital contributions by joint venture
    partners - affiliates                         222,128
  Principal payments on mortgage
    note payable                                  (43,635)
                                          ---------------- ---------------
  Net cash used in financing activities        (2,893,867)     (3,072,360)
                                          ---------------- ---------------

Net change in cash and cash equivalents           959,344         346,055
Cash and cash equivalents at beginning
  of period                                    16,076,834      31,007,746
                                          ---------------- ---------------
Cash and cash equivalents at end of
  period                                  $    17,036,178  $   31,353,801
                                          ================ ===============

               VALUATION OF "THE NET INVESTMENT IN LOANS RECEIVABLE"

The value of the "Net Investment in Loans Receivable" (the loan portfolio) is equal to the present value of the various income and equity components of the loan portfolio, discounted at current market rates of interest, commensurate with the risks, as of March 31, 1996.

The income and equity components of the loan portfolio are as follows:

     (1)The present value of the average annual rate of return on funds advanced (cash received) over the life of the loans,

     (2)The present value of the funds advanced, due at maturity,

     (3)The present value of the equity build-up for wrap-around mortgage loans and accrued interest, and

     (4)The present value of the "kicker" income, i.e., a share in the future gross income and the appreciated value, "equity kickers," in certain properties.

(1)  Discussion of Risk Rates

The discount rate applied to the cash flow mathematically expresses risk. Risk represents the uncertainty related to achievement of the prospective cash flows. The primary components of risk exposure in fixed income securities are interest rate risk, inflation risk, market risk, liquidity risk and risk of default. As previously discussed, the valuation of the assets in question have been predicated upon the present valuing of the components of the loan portfolio. Therefore, determination of an appropriate risk rate is essential in the valuation of the net investment in loans receivable.

Financial theory dictates the necessity of incremental return resulting from incremental risk. Accordingly, the typical risk/return tradeoff indicates that investors should demand greater rates of return as the perceived riskiness of the asset or security increases. In examining an investment situation, a hypothetical investor would weigh the perceived level of risk against the return expected from the subject investment. In determining the required rate of return or discount rate on a particular asset or investment, the hypothetical investor would also consider returns available from alternative investment opportunities such as government securities, corporate bonds, mortgages, real estate and common stock, if applicable.

The subject assets consist of a self-liquidating real estate investment fund with investments in both real estate loans with varying maturities and real estate assets. Accordingly, in determining an appropriate risk rate associated with the subject assets, we have considered alternative and comparable rates of return in the lending and real estate marketplace as indicated by such sources as the Wall Street Journal, Real Estate Research Corporation Real Estate Report, Investment Dealers Digest, Corporate Financing Week, American Council of Life Insurance Investment Bulletin and the National Association of Real Estate Investment Trusts.

The following table presents yield rates associated with various types of government and corporate securities as indicated by the March 29,1996 and January 3, 1996 Wall Street Journals.

              Yield Rates as Indicated by the Wall Street Journal

Security                      First Quarter 1996  Fourth Quarter 1995

Three Month U.S. Treasury Bills 4.99%                   5.04%
Six Month U.S. Treasury Bills   4.97%                   5.03%
Prime Rate                      8.25%                   8.50%
Ten Year U.S. Treasury Bonds    6.60%                   5.64%
Twenty Year U.S. Treasury Bonds 6.90%                   6.02%

Corporate Bonds

  Aaa, Aa                       6.72% to 7.60%          6.02% to 6.96%
  A, Baa                        6.95% to 7.91%          6.23% to 7.31%
  Ba, C                         9.8%                    9.7%

Collateralized Mortgage
  Obligations

  10 Year                       7.90%                   6.94%
  20 year                       8.05%                   7.17%

Additionally, information from Moody's Corporate Bond Survey and the Investment Dealer's Digest indicates the corporate original issue Real Estate Mortgage Investment Conduit (REMIC) yields from 1988 to 1995 ranged from 7% to 11.3% for obligations with terms in excess of ten years. A yield difference of one to three points was exhibited within multiple class REMIC issues where accrued interest payments did not commence on the (higher yielding) security until senior class notes were paid in full. A short term issuance collateralized by elderly living properties exhibited a four point yield differential between classes.

According to information from the Mortgage-Based Securities Letter, REMIC issuances in 1994 have decreased substantially from the levels exhibited during 1992 and 1993. Reportedly, many REMIC underwriters and investors incurred losses due to price corrections in the derivative mortgage securities market. The price decline was believed to be attributable to several factors including rising interest rates, increased volatility, average-life extension and lack of liquidity. According to the Wall Street Journal, new issues of mortgage-backed securities were down 57% in 1994 as compared to the prior year.

In addition to the previously noted yields on various market securities, we have also considered mortgage rates associated with various types of commercial real estate properties. This data is relevant in that it provides an indication of rates of return associated with similar types of investments. These statistics have been extracted from the December 29, 1995 and October 1, 1995 editions of the Investment Bulletin published by the American Council of Life Insurance, is as follows:

                                   Averages

                           Contract Interest
                                  Rate
Type of Loan
  Property Type          Third Quarter  Second Quarter
                             1995           1995

FIXED RATE-FIXED TERM          7.83%          8.23%
  Apartment                    7.64%          8.13%
  Office Building              7.98%          8.23%
  Retail                       7.79%          8.17%
  Industrial                   7.84%          8.21%
  Other Commercial             7.73%          8.47%



                               Yield With
                                  Fees

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM          7.85%          8.24%
  Apartment                    7.67%          8.15%
  Office Building              8.00%          8.24%
  Retail                       7.81%          8.18%
  Industrial                   7.85%          8.22%
  Other Commercial             7.74%          8.51%


                               Maturity
                             (Years/Months)

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM      11/06          11/02
  Apartment                10/11          10/09
  Office Building           10/0          09/07
  Retail                   13/05          13/06
  Industrial               10/08          10/00
  Other Commercial         11/04          12/02


Additionally, we have considered expected capitalization rates and internal rates of return extracted from "Korpacz Real Estate Investor Surveys, First Quarter 1996". For comparative purposes, we have also presented similar data extracted from "Korpacz Real Estate Investor Surveys, Fourth Quarter 1995".

                National Market Indicators: First Quarter 1996

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                   District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.50%    10.00%-15.00%   12.10%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   8.11%     8.00%-12.50%    9.58%
Terminal Cap Rate          7.00%-11.00%   8.56%     8.25%-12.00%    9.62%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.90%    9.00%-14.00%    11.27%
Free and Clear Equity Cap
Rate                       8.00%-11.00%   9.47%     7.25%-13.00%    9.29%
Terminal Cap Rate          8.50%-12.00%   9.68%     8.00%-11.00%    9.51%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.50%-13.00%  11.38%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.97%
Terminal Cap Rate          8.00%-11.00%   9.29%

               National Market Indicators:  Fourth Quarter 1995

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                    District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.55%    10.00%-15.00%   12.15%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   7.86%     7.50%-12.50%    9.52%
Terminal Cap Rate          7.00%-11.00%   8.45%     8.25%-12.00%    9.63%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-15.00%  12.04%    9.00%-14.00%    11.31%
Free and Clear Equity Cap
Rate                       8.00%-11.50%   9.57%     7.25%-13.00%    9.36%
Terminal Cap Rate          8.50%-12.00%   9.75%     8.00%-11.00%    9.58%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.00%-13.00%  11.50%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.99%
Terminal Cap Rate          8.00%-11.00%   9.31%


Our discount rates have been selected based upon the returns exhibited on alternative securities and real estate properties as previously presented, in conjunction with the attributes of the subject assets.

Risk Measurement in Real Estate

As previously discussed, the primary components of risk exposure for fixed income securities include interest rate risk, inflation risk, market risk, liquidity risk and default risk. For real estate, these risks are similar and can be segmented into two categories. The first is systematic risk which includes all risks external to the property. The remaining risks can be categorized as nonsystematic risk and includes all risks directly related to the property. Generally, systematic risk affects the overall market as a whole and is often referred to as market risk. However, nonsystematic risk is generally more attributable to the property specifics. Nonsystematic risk can be further broken down into risk relative to the immediate neighborhood or local market with the residual risks being unique to the property.

When viewing an investment in a single property, the systematic overall market risk, the nonsystematic local market risk and the nonsystematic unique property risks must be weighed in the derivation of an appropriate risk rate (discount rate) to be applied to anticipated cash flows. The overall market risks would include such factors which effect the market as a whole. Among these factors would be the level of interest rates, the economic condition of the nation, federal tax incentives related to real estate and the expected inflation rate. Each of these factors can have a direct effect on real estate throughout the nation.

Nonsystematic local market risks are those that effect a regional area or neighborhood and are not part of the overall market risk. There are many types of possible local market risks. Some examples of local market risk include fluctuations in the local economy, changes in transportation systems, local crime rates and overbuilding. These local market risks may be severe enough to override the effects of the overall market risk.

Property unique risks are those which effect the subject property in a manner more specific than the local market risks. Many of the property unique risks are similar to the local market risks but are more significant for the subject property. Some examples of property specific risks would include dependence on single industries or tenants, crime frequency on the property, changes in immediate traffic patterns, changes in adjacent zoning or adjacent property conditions and unanticipated capital improvement requirements. These property specific risks may have a material impact on the property but may not be reflected in the local market risks.

Investments in individual property would reflect three groups of risks including the systematic overall market risks, the nonsystematic local market risks and the nonsystematic property unique risks. However, modern portfolio theory recognizes that through investment diversification, the nonsystematic risks associated with the local market and the unique attributes of the property can be reduced. Furthermore, with sufficient diversification, a portfolio can virtually eliminate nonsystematic risk.

The benefits of portfolio diversification are reflected in the improvement of the portfolio's return-risk ratio. The return-risk ratio measures the return of the investment relative to the volatility of the return. Generally, the volatility of return is measured by the standard deviation of the return over a period of time. Therefore, the return-risk ratio is simply the return of the investment divided by the standard deviation of the return.

As an example of the application of this ratio, assume that portfolio A invests in only one type of property in one local market and experiences an average annual return of 13% over fifteen years with a standard deviation of return of 17%. The return-risk ratio is computed to be 0.76 (13% divided by 17%). Portfolio A's risk-return ratio can then be compared to the ratio of other portfolios to evaluate the level of return relative to the risk taken.

To illustrate, assume portfolio B invests in a wide variety of property types in a numerous geographical regions and only generated an annual return of 12% over fifteen years. However, the standard deviation of return was only 13%. The return-risk ratio is computed to be 0.86 (12% divided by 13%). Even though portfolio A's return exceeded portfolio B's return, the superior return was not enough to offset the increase in risk. Therefore, an investor would likely prefer an investment in Portfolio B.

It should be noted, however, that with the reduction in the volatility of returns, modern portfolio theory also recognizes that there is a reduction in the level of potential return. This is because that volatility generally provides the opportunity for added returns. This is the basis for the axiom that greater risk equals greater reward. However, an investor generally requires that the increase in risk is offset by an increase in potential return. Conversely, if an investor is looking for a lower risk, the investor would expect lower returns.

In the instant case, the discount rates selected for the appraisal of individual properties which are expected to be sold in the near future reflect all the systematic and nonsystematic risks associated with each individual property. The discount rates are derived considering overall market factors, local market factors and property unique factors. However, for those properties which are valued as real estate investments on the basis of their cash flows, the discount rate applied reflects the benefits of reduced nonsystematic risks through portfolio diversification. These benefits include the offsetting of local market risks and property unique risks of each property with the local market risks and property unique risks of the other properties in the portfolio. As a result, the volatility of returns for each property is offset by the volatility of returns of the other properties in the portfolio. The discount rates applied to the latter category of properties are derived from market data on portfolio returns, which reflect the dichotomies described above.

(2)  The Present Value of the Return on Funds Advanced and the
     Return of Principal

Schedule C lists one first mortgage loan (Noland Fashion Square) funded as of March 31, 1996, with total funds advanced of $4,797,441.

In order to determine the present value of the return on funds advanced, the interest due in the loan in each year to maturity was calculated on the basis of the average annual rate of return on funds advanced. This interest was discounted to a current present value at a market rate of interest. After reviewing various market rates in effect as of March 31, 1996, including those set forth in (1) Discussion of Risk Rates, as well as others, and recognizing the present rates of similar new mortgage loans, we have concluded that a rate of 10.25% is commensurate for the risk of the first mortgage loan in this Fund.

The present value of the funds advanced is the present value of the principal of the loan at maturity, discounted to a present value at 10.25%. The loan is summarized in Schedule C, which follows a later section of this report.

The total present value of the principal and interest on the mortgage loan in this Partnership, as of March 31, 1996, is:

     $4,077,400

(3)  The Present Value of the Equity Build-up and Accrued
     Interest

This is a first mortgage loan so no value has been assigned to Equity Build-up or Accrued Interest.

(4)  The Present Value of the Income and Equity Kickers

No value has been assigned to the kickers.

  BALCOR PENSION INVESTORS VI           SCHEDULE C
  LOAN PORTFOLIO SUMMARY

  AS OF:                                           31-Mar-96


  DISCOUNT RATES:   FIRSTS


                                DATE       DATE     DISCOUNTING  CURRENT
                        LOAN     OF         OF         TERM       FUNDS
  DEAL                  TYPE   FUNDING    MATURITY (IN QUARTERS) ADVANCED
  ------------------------------------------------------------------------

1 NOLAND FASHION SQUAREFIRST 31-Jan-89 31-Jan-2000        16.00 4,797,441

                                                                ----------
                                                                4,797,441

  LESS: GP 10% SHARE
  LESS: GP 5% SHARE (on Loans Valued at Funds Outstanding)

  NET TO LIMITED PARTNERS

1 Valued at less than the amount of Funds Advanced


                                 10.25%      10.25%       10.25%    10.25%


                             DISCOUNTED DISCOUNTED  DISCOUNTED
                               FUNDS       DEBT       EQUITY    DISCOUNTED
                              ADVANCED   SERVICE     BUILD-UP     NOTES
                             ---------------------------------------------

  NOLAND FASHION SQUARE      4,077,400           0            0         0

                             ---------------------------------------------
                             4,077,400           0            0         0

  LESS: GP 10% SHARE                             0            0         0
  LESS: GP 5% SHARE (on Loans
   Valued at Funds Outstanding)      0
                             ---------------------------------------------
  NET TO LIMITED PARTNERS    4,077,400           0            0         0
                             =============================================


                                 10.25%      15.00%       15.00%

                             DISCOUNTED DISCOUNTED  DISCOUNTED    TOTAL
                              ACCRUED     INCOME      EQUITY     CURRENT
                              INTEREST   KICKERS      KICKERS   VALUATION
                             ---------------------------------------------

  NOLAND FASHION SQUARE              0           0            0 4,077,400

                             ---------------------------------------------
                                     0           0            0 4,077,400


  LESS: GP 10% SHARE                 0           0            0         0
  LESS: GP 5% SHARE (on Loans
   Valued at Funds Outstanding)                                         0
                             ---------------------------------------------
  NET TO LIMITED PARTNERS            0           0            0 4,077,400
                             =============================================

       CONCLUSIONS OF VALUE OF THE "NET INVESTMENT IN LOANS RECEIVABLE"

The value of the "Net Investment in Loans Receivable" is the sum of the present values of the various components of the loans described in the foregoing sections of this report. Our conclusions are summarized as follows:

(1)  The Present Value of the Return on Funds
     Advanced and Return of Principal             $4,077,400

(2)  The Present Value of the Equity Build-up
     and Accrued Interest                                  0

(3)  The Present Value of the Income and
     Equity Kickers                                        0
                                                  ----------
Total Value of the "Net Investment in
Loans Receivable" as of March 31, 1996            $4,077,400
                                                  ==========

          VALUATION OF THE "REAL ESTATE ACQUIRED THROUGH FORECLOSURE"

Balcor Pension Investors - VI began in 1985 as a Limited Partnership with an investment objective to make mortgage loans. Because of the general decline in the real estate market over the past several years, it was necessary for the Partnership to acquire a number of the assets, secured by the mortgage loans, through foreclosure or accepting the deed in lieu of foreclosure. As of March 31, 1996, the Partnership owned fourteen Real Estate Assets Acquired Through Foreclosure and one asset acquired by acquisition in the quarter ended December 31, 1993 (Sandpebble Village II). Several others have been sold or liquidated prior to this date.

In arriving at an estimate of the value of each asset a number of factors were considered. Important to the analysis was the Partnership's policy on the assets as to whether an asset would be retained until the maturity of the Partnership or sold in the near-term. The decision to sell in the near-term might be on the basis that there is no long-term potential for the asset to materially increase in value or that substantial dollars might be necessary to renovate and repair the asset. Also, the Partnership may have received an offer to purchase the property for a price that would be difficult to refuse, based on the factors known at this time. The decision to hold an asset until the maturity of the Partnership indicates it is to be considered as an investment with the assumption that the asset will grow in value.

Schedule D-1 lists the fifteen Real Estate Assets in Balcor Pension Investors - VI presently owned by the Partnership. The first column indicates the Asset Present Value without regard to potential payments to the General Partner. The remaining columns set forth the calculations to determine if there is Excess Value, and, if so, what amount is due the General Partner. The last column is the Partnership Asset Value, which is equal to the Asset Present Value minus the General Partner Share of Excess. The Partnership Asset Value includes the Underlying Mortgage, where applicable, since the Underlying Mortgage is deducted later in Schedule E - Liabilities.

Schedule D-2 is a summary of the calculations of the Asset Present Value for each real estate asset in Balcor Pension Investors - VI. Hammond Aire Shopping Center had previously been included at a proposed sale value of $17,000,000 but the sale contract failed to close, resulting in a value based on expected cash flows. Sandpebble Village II is valued on the basis of its allocated value of 44.64% with the Partnership's affiliate, Balcor Pension Investors - VII, assuming the total debt. The remaining assets are valued as real estate investments on the basis of their projected 1996 cash flows. The projected cash receipts up to the projected sale date are discounted at 10.00% to a present value. The final years' net cash receipts are capitalized at 9.00% and the residual is discounted at 10.50% to a present value. There is a sales cost allowance of 2.50% on the gross price.

The valuation methodology of the Real Estate Assets Acquired Through Foreclosure represents a procedure modification commencing with the quarterly valuation as of December 31, 1992. Prior to that date the valuation relied heavily on independent appraisals which, by the very nature of the ever changing real estate market, quickly became obsolete. In addition, it is noted that, in many cases, when Balcor took over the management of the assets, there was a marked improvement in the cash flow. In those funds where it is expected that the assets may be held to maturity to maximize their value, the assets are generally valued on the basis of each asset's predicted cash flows. These cash flows and the residual values are discounted at rates more related to holding the asset to its maturity rather than forcing a sale in today's market. As previously stated, where the intention is to sell the asset in the near-term, an independent appraisal or an internal estimate of value predicated on a near-term sale may be more appropriate.

It should be noted that, as the modifications in the valuation procedures were made, there were significant changes in the asset value of some of the individual Real Estate Assets Acquired Through Foreclosure, however, the overall value of the portfolio did not change substantially. It is believed that individual values arrived as a result of the revised procedures would better represent their current asset values based on the assumptions set forth herein.

                                 SCHEDULE D-1
                           Real Estate Asset Summary

BALCOR PENSION INVESTORS VI
                              ASSET
                             PRESENT      LESS:      LESS:
                              VALUE    UNDERLYING    FUNDS
PROPERTY                    31-Mar-96   MORTGAGE  OUTSTANDING
- --------------------------------------------------------------
Sun Lake Apartments(61.95%) 20,148,925 15,700,000   6,163,675

Symphony Woods               7,116,270          0  11,900,000

Pembroke Pines
  (Flamingo Pines)          12,255,008          0  13,863,812

Perimeter 400 Cntr (49.76%) 17,219,305          0  18,500,000

Hammond Aire S/C            16,138,032          0  20,715,310

Park Central Office Park    20,975,356          0  18,149,214

Stemmons Center (72.50%)     8,769,273          0  20,300,000

Hawthorne Heights            8,134,000          0   6,000,000

Sandpebble Village (44.64%)  8,586,474          0   9,662,500

Sandpebble Vill. II(44.64%)  5,377,199          0   1,932,909

Woodscape                   10,271,380          0   6,899,607

420 N. Wabash                8,167,086          0  11,300,000

Shoal Run Apartments        11,760,000          0   9,450,000

45 W. 45th Street (41.30%)   3,459,607          0   9,500,000

Jonathan's Landing (47.00%) 10,094,094          0   9,635,000
                           -----------------------------------
                           168,472,009 15,700,000 173,972,027

                                         GENERAL
                                         PARTNER
                                        SHARE OF      NET     PARTNERSHIP
                              EXCESS      EXCESS     EXCESS   ASSET VALUE
PROPERTY                      VALUE      AT 10%      VALUE     31-Mar-96
- --------------------------------------------------------------------------
Sun Lake Apartments(61.95%) (1,714,750)         0  (1,714,750) 20,148,925

Symphony Woods              (4,783,730)         0  (4,783,730)  7,116,270

Pembroke Pines
  (Flamingo Pines)          (1,608,804)         0  (1,608,804) 12,255,008

Perimeter 400 Cntr (49.76%) (1,280,695)         0  (1,280,695) 17,219,305

Hammond Aire S/C            (4,577,278)         0  (4,577,278) 16,138,032

Park Central Office Park     2,826,142    282,614   2,543,528  20,692,742

Stemmons Center (72.50%)   (11,530,727)         0 (11,530,727)  8,769,273

Hawthorne Heights            2,134,000    213,400   1,920,600   7,920,600

Sandpebble Village (44.64%) (1,076,026)         0  (1,076,026)  8,586,474

Sandpebble Vill. II(44.64%)  3,444,290    344,429   3,099,861   5,032,770

Woodscape                    3,371,773    337,177   3,034,596   9,934,203

420 N. Wabash               (3,132,914)         0  (3,132,914)  8,167,086

Shoal Run Apartments         2,310,000    231,000   2,079,000  11,529,000

45 W. 45th Street (41.30%)  (6,040,393)         0  (6,040,393)  3,459,607

Jonathan's Landing (47.00%)    459,094     45,909     413,185  10,048,185
                           -----------------------------------------------
                           (21,200,018) 1,454,530 (22,654,548)167,017,479

                                 SCHEDULE D-2
                       Real Estate Appraisal Projections

BALCOR PENSION INVESTORS VI
REO - Discounted Cash Flow Analysis as of31-Mar-96
PROJECTION SOURCE:  APPRAISAL PROJECTIONS and BALCOR PROJECTIONS
DISCOUNT RATES:
Net Cash Receipts                  10.00%
Residual Value                     10.50%
Sales Commission                    2.50%(on Gross Price)
Quarter Factor (for formula reference)  1

                                  ACTUAL     ACTUAL     ACTUAL     ACTUAL
                                    1992       1993       1994       1995
Net Cash Receipts            ---------------------------------------------
Reo Investments

Sun Lake Apartments (61.95%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0  1,064,158  1,160,901  1,208,016
       TI/LC/Capital                   0    172,855    220,938    253,138
                             ---------------------------------------------
       Net Cash Receipts               0    891,303    939,963    954,878

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Symphony Woods
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0    779,118    505,399    674,572
       TI/LC/Capital                   0    218,146    362,271    379,390
                             ---------------------------------------------
       Net Cash Receipts               0    560,972    143,128    295,182

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Pembroke Pines(Flamingo Pines)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0    637,119    998,840  1,036,436
       TI/LC/Capital                   0    183,190    143,555   (152,475)
                             ---------------------------------------------
       Net Cash Receipts               0    453,929    855,285  1,188,911

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

                                  ACTUAL     ACTUAL     ACTUAL     ACTUAL
                                    1992       1993       1994       1995
Net Cash Receipts            ---------------------------------------------
Reo Investments

Perimeter 400 Center (49.76%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0  1,040,314  1,326,060  1,694,872
       TI/LC/Capital                   0    721,429    371,156    605,331
                             ---------------------------------------------
       Net Cash Receipts               0    318,884    954,904  1,089,541

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Hammond Aire S/C
Sale Price
       NOI B4 TI/LC/Capital            0          0          0  1,867,163
       TI/LC/Capital                   0          0          0     (5,260)
                             ---------------------------------------------
       Net Cash Receipts               0          0          0  1,872,423

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Park Central Office Park
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0  1,766,682  1,881,771  1,773,996
       TI/LC/Capital                   0    619,189    452,129    913,165
                             ---------------------------------------------
       Net Cash Receipts               0  1,147,493  1,429,642    860,832

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Stemmons Center (72.50%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0          0    661,911
       TI/LC/Capital                   0          0          0    328,116
                             ---------------------------------------------
       Net Cash Receipts               0          0          0    333,794

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

                                  ACTUAL     ACTUAL     ACTUAL     ACTUAL
                                    1992       1993       1994       1995
Net Cash Receipts            ---------------------------------------------
Reo Investments

Hawthorne Heights Apts
Sales Value
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                             ---------------------------------------------
       Net Cash Receipts               0          0          0          0

GROWTH RATE          1.04
CAPPED VALUE @      10.00%

Sandpebble Village (44.64%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0    465,860    715,922    740,517
       TI/LC/Capital                   0     19,266     90,910     76,752
                             ---------------------------------------------
       Net Cash Receipts               0    446,594    625,012    663,765

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Sandpebble Village II (44.64%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0    475,719    450,841
       TI/LC/Capital                   0          0     56,758     50,439
                             ---------------------------------------------
       Net Cash Receipts               0          0    418,961    400,402

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Woodscape
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0    215,005    792,413    993,395
       TI/LC/Capital                   0    327,872    306,368    103,066
                             ---------------------------------------------
       Net Cash Receipts               0   (112,867)   486,045    890,328

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

420 N. Wabash
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0    356,113    401,500    244,501
       TI/LC/Capital                   0    338,697    417,472    223,135
                             ---------------------------------------------
       Net Cash Receipts               0     17,416    (15,972)    21,366

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

                                  ACTUAL     ACTUAL     ACTUAL     ACTUAL
                                    1992       1993       1994       1995
Net Cash Receipts            ---------------------------------------------
Reo Investments

Shoal Run Apartments
Sales Value
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                             ---------------------------------------------
       Net Cash Receipts               0          0          0          0

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

45 W. 45th Street (41.30%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0          0    151,054
       TI/LC/Capital                   0          0          0    111,510
                             ---------------------------------------------
       Net Cash Receipts               0          0          0     39,544

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Jonathan's Landing (47.00%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0          0    260,446
       TI/LC/Capital                   0          0          0    161,378
                             ---------------------------------------------
       Net Cash Receipts               0          0          0     99,068

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


TOTAL NCR FROM INVESTMENTS             0  3,723,725  5,836,968  8,710,034

                                  Budget   Pro-ject   Pro-ject   Pro-ject
                                    1996       1997       1998       1999
                             ---------------------------------------------

Sun Lake Apartments (61.95%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,227,520  1,281,083  1,337,429  1,396,207
       TI/LC/Capital             210,290    148,680    247,552    262,420
                             ---------------------------------------------
       Net Cash Receipts       1,017,230  1,132,403  1,089,876  1,133,787

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Symphony Woods
Balcor Internal Projections
       NOI B4 TI/LC/Capital      698,000    612,781    546,612    772,576
       TI/LC/Capital             374,384     46,074    272,181    202,701
                             ---------------------------------------------
       Net Cash Receipts         323,616    566,707    274,431

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                           8,166,872


Pembroke Pines (Flamingo Pines)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,099,721  1,120,742  1,110,229  1,185,697
       TI/LC/Capital              37,946     22,159     39,830     11,219
                             ---------------------------------------------
       Net Cash Receipts       1,061,775  1,098,583  1,070,399  1,174,478

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Perimeter 400 Center (49.76%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,679,826  1,478,555  1,711,635          0
       TI/LC/Capital             421,991    287,522    263,662          0
                             ---------------------------------------------
       Net Cash Receipts       1,257,836  1,191,033

GROWTH RATE          1.04
CAPPED VALUE @       9.00%               18,279,046


Hammond Aire S/C
Sale Price
       NOI B4 TI/LC/Capital    1,766,607  1,768,699  1,816,114  1,855,209
       TI/LC/Capital             147,709     16,690    100,676     34,766
                             ---------------------------------------------
       Net Cash Receipts       1,618,898          0          0          0

GROWTH RATE          1.04
CAPPED VALUE @       9.00%    19,144,216

                                  Budget   Pro-ject   Pro-ject   Pro-ject
                                    1996       1997       1998       1999
                             ---------------------------------------------

Park Central Office Park
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,711,719  1,731,798  2,027,811  2,238,876
       TI/LC/Capital             701,227    410,884    716,032    198,762
                             ---------------------------------------------
       Net Cash Receipts       1,010,492  1,320,914  1,311,779  2,040,114

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                     24,334,249


Stemmons Center (72.50%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      716,960    811,749    792,729    872,963
       TI/LC/Capital             181,536          0    104,050          0
                             ---------------------------------------------
       Net Cash Receipts         535,425    811,749    688,679

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                           9,457,100


Hawthorne Heights Apts
Sales Value
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                             ---------------------------------------------
       Net Cash Receipts               0

GROWTH RATE          1.04
CAPPED VALUE @      10.00%             0

Sandpebble Village (44.64%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      755,226    783,408    813,205    844,116
       TI/LC/Capital              76,370     78,566     78,566    137,491
                             ---------------------------------------------
       Net Cash Receipts         678,856    704,841    734,638    706,625

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                      9,399,744

Sandpebble Village II (44.64%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      473,206    490,825    509,479    528,829
       TI/LC/Capital              51,122     48,925     48,925     85,620
                             ---------------------------------------------
       Net Cash Receipts         422,084    441,900    460,553    443,210

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                      5,887,721

                                  Budget   Pro-ject   Pro-ject   Pro-ject
                                    1996       1997       1998       1999
                             ---------------------------------------------
Woodscape
Balcor Internal Projections
       NOI B4 TI/LC/Capital      914,021    957,221  1,003,159          0
       TI/LC/Capital             143,566    132,480     96,000          0
                             ---------------------------------------------
       Net Cash Receipts         770,455    824,741

GROWTH RATE          1.04
CAPPED VALUE @       9.00%               10,771,556

420 N. Wabash
Balcor Internal Projections
       NOI B4 TI/LC/Capital      900,160    762,381    778,211          0
       TI/LC/Capital             255,432          0          0          0
                             ---------------------------------------------
       Net Cash Receipts         644,728    762,381

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                8,430,619

Shoal Run Apartments
Sales Value
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                             ---------------------------------------------
       Net Cash Receipts               0          0

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                        0

45 W. 45th Street (41.30%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      397,999    355,658    322,517    342,324
       TI/LC/Capital             256,461     95,219     89,054     26,840
                             ---------------------------------------------
       Net Cash Receipts         141,538    260,439    233,463    315,484

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                      3,988,960

Jonathan's Landing (47.00%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      882,923    920,840    961,275  1,003,454
       TI/LC/Capital             202,578    108,288    135,360    135,360
                             ---------------------------------------------
       Net Cash Receipts         680,345    812,552    825,915    868,094

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                     11,193,587


TOTAL NCR FROM INVESTMENTS    10,163,277  9,928,244  6,689,734  6,681,792

                                Pro-ject   Pro-ject   Pro-ject   Pro-ject
                                    2000       2001       2002       2003
                             ---------------------------------------------

Sun Lake Apartments (61.95%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,457,522  1,521,480          0          0
       TI/LC/Capital             232,270    240,400          0          0
                             ---------------------------------------------
       Net Cash Receipts       1,225,251

GROWTH RATE          1.04
CAPPED VALUE @       9.00%    16,242,302


Symphony Woods
Balcor Internal Projections
       NOI B4 TI/LC/Capital      877,077          0          0          0
       TI/LC/Capital             151,331          0          0          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Pembroke Pines (Flamingo Pines)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,217,253  1,214,845          0          0
       TI/LC/Capital               4,015     19,947          0          0
                             ---------------------------------------------
       Net Cash Receipts       1,213,238

GROWTH RATE          1.04
CAPPED VALUE @       9.00%    13,140,874


Perimeter 400 Center (49.76%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Hammond Aire S/C
Sale Price
       NOI B4 TI/LC/Capital    1,828,308          0          0          0
       TI/LC/Capital              62,550          0          0          0
                             ---------------------------------------------
       Net Cash Receipts               0          0          0          0

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

                                Pro-ject   Pro-ject   Pro-ject   Pro-ject
                                    2000       2001       2002       2003
                             ---------------------------------------------

Park Central Office Park
Balcor Internal Projections
       NOI B4 TI/LC/Capital    2,264,713          0          0          0
       TI/LC/Capital             200,142          0          0          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Stemmons Center (72.50%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Hawthorne Heights Apts
Sales Value
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @      10.00%

Sandpebble Village (44.64%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      876,183          0          0          0
       TI/LC/Capital              92,236          0          0          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Sandpebble Village II (44.64%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      548,902          0          0          0
       TI/LC/Capital              58,716          0          0          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

                                Pro-ject   Pro-ject   Pro-ject   Pro-ject
                                    2000       2001       2002       2003
                             ---------------------------------------------

Woodscape
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

420 N. Wabash
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Shoal Run Apartments
Sales Value
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

45 W. 45th Street (41.30%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      369,020    367,570
       TI/LC/Capital               8,757     33,788
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Jonathan's Landing (47.00%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,047,450          0
       TI/LC/Capital             153,793          0
                             ---------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


TOTAL NCR FROM INVESTMENTS     2,438,489          0          0          0

                             Asset PV as of
                               31-Mar-96


Sun Lake Apartments (61.95%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    4,076,091 NCR Present Value
       TI/LC/Capital          10,098,984 Residual Present Value
                             ------------
       Net Cash Receipts      14,175,075 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Symphony Woods
Balcor Internal Projections
       NOI B4 TI/LC/Capital      916,002 NCR Present Value
       TI/LC/Capital           6,200,267 Residual Present Value
                             ------------
       Net Cash Receipts       7,116,270 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Pembroke Pines (Flamingo Pines)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    4,084,401 NCR Present Value
       TI/LC/Capital           8,170,607 Residual Present Value
                             ------------
       Net Cash Receipts      12,255,008 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Perimeter 400 Center (49.76%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,884,776 NCR Present Value
       TI/LC/Capital          15,334,529 Residual Present Value
                             ------------
       Net Cash Receipts      17,219,305 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Hammond Aire S/C
Sale Price
       NOI B4 TI/LC/Capital    2,828,033 NCR Present Value
       TI/LC/Capital          13,309,999 Residual Present Value
                             ------------
       Net Cash Receipts      16,138,032 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

                             Asset PV as of
                               31-Mar-96

Park Central Office Park
Balcor Internal Projections
       NOI B4 TI/LC/Capital    4,256,356 NCR Present Value
       TI/LC/Capital          16,719,000 Residual Present Value
                             ------------
       Net Cash Receipts      20,975,356 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Stemmons Center (72.50%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,589,468 NCR Present Value
       TI/LC/Capital           7,179,804 Residual Present Value
                             ------------
       Net Cash Receipts       8,769,273 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Hawthorne Heights Apts
Sales Value
       NOI B4 TI/LC/Capital            0 NCR Present Value
       TI/LC/Capital           8,134,000 Residual Present Value
                             ------------
       Net Cash Receipts       8,134,000 Sales Value

GROWTH RATE          1.04
CAPPED VALUE @      10.00%

Sandpebble Village (44.64%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    2,128,320 NCR Present Value
       TI/LC/Capital           6,458,154 Residual Present Value
                             ------------
       Net Cash Receipts       8,586,474 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Sandpebble Village II (44.64%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,332,002 NCR Present Value
       TI/LC/Capital           4,045,196 Residual Present Value
                             ------------
       Net Cash Receipts       5,377,199 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

                             Asset PV as of
                               31-Mar-96

Woodscape
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,234,982 NCR Present Value
       TI/LC/Capital           9,036,398 Residual Present Value
                             ------------
       Net Cash Receipts      10,271,380 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

420 N. Wabash
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,094,530 NCR Present Value
       TI/LC/Capital           7,072,556 Residual Present Value
                             ------------
       Net Cash Receipts       8,167,086 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Shoal Run Apartments
Sales Value
       NOI B4 TI/LC/Capital            0 NCR Present Value
       TI/LC/Capital          11,760,000 Residual Present Value
                             ------------
       Net Cash Receipts      11,760,000 Sales Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

45 W. 45th Street (41.30%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      718,967 NCR Present Value
       TI/LC/Capital           2,740,640 Residual Present Value
                             ------------
       Net Cash Receipts       3,459,607 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

                             Asset PV as of
                               31-Mar-96

Jonathan's Landing (47.00%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    2,403,469 NCR Present Value
       TI/LC/Capital           7,690,625 Residual Present Value
                             ------------
       Net Cash Receipts      10,094,094 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


TOTAL NCR FROM INVESTMENTS
                              28,547,397 Total NCR PV
                             133,950,760 Total Residual PV
                             ------------
                             162,498,157 TOTAL PRESENT VALUES

                  CALCULATION OF THE UNAMORTIZED PORTION OF
                             THE OFFERING EXPENSES

The unamortized portion of the offering expenses of Balcor Pension Investors - VI, previously was calculated on a straight line basis over the life of the mortgage loan portfolio. There is only one mortgage loan remaining (Noland Fashion Square) and it matures 31 January 2000. It is possible that the loan will be prepaid or sold and that Balcor Pension Investors - VI may be closed prior to that date. As a result, the maturity date of the offering expenses was reduced to December 31, 1998.

     Total Offering Expenses through March 31, 1996 - $31,300,648
                                                      -----------
     Unamortized Portion as of December 31, 1992 - $13,880,254
                                                  -----------
     Quarterly Amortization = $478,629
                             ---------
     Unamortized Portion as of March 31, 1996 = $13,880,254 - 8,136,706

                                  $5,743,548
                                  ==========

                            (12 Remaining Quarters)

          CALCULATION OF THE VALUE OF A LIMITED PARTNERSHIP INTEREST
                       IN BALCOR PENSION INVESTORS - VI

The calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - VI calls for the substitution of the value of the assets appraised for the related accounting numbers. The following Schedule E, which is Schedule B-1 modified for the values of the appraised assets, summarizes the calculations.

                                  SCHEDULE E
                            ADJUSTED BALANCE SHEET
                         BALCOR PENSION INVESTORS - VI
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

Assets
     Cash & Cash Equivalents                        $ 17,036,178
     Prepaid Expenses                                    104,248
     Accounts and Accrued Interest Receivable          2,370,824
     Interest Receivable on Wrap-around Notes
       and Short-term Investments                        122,715
     Deferred Expenses                                 1,863,444
     Net Investment in Loans Receivable (1)            4,077,400
     Unamortized Portion of Offering Expenses          5,743,548
     Real Estate Acquired through Foreclosure (2)    167,017,479
                                                    ------------
          Total Assets                              $198,335,836
                                                    ============
Liabilities
     Total Liabilities (includes mortgage note
       payable of $15,613,431 on Sun Lake
        Apts.)                                       $17,504,560
     Partners' Capital, adjusted for Value
       (1,382,562 Limited Partnership
        Interests)                                   180,831,276
                                                    ------------
     Total Liabilities and Partners' Capital        $198,335,836
                                                    ============

(1)  From Schedule C.
(2)  From Schedule D-1.

The Value of a Limited Partnership Interest in Balcor Pension Investors - VI as of March 31, 1996 =



              Partners' Capital, Adjusted for Value of the Assets
              ---------------------------------------------------  =
                        Number of Partnership Interests


                                 $180,831,276
                                 ------------               = $130.79
                                    1,382,562                 =======

                                    Rounded                   $131.00
                                                              =======

              CALCULATION OF AN INTEREST IN THE EARLY INVESTMENT
                            INCENTIVE FUND ("FUND")

As described in an earlier section of this report, the Partnership Agreement provides that, under certain terms and conditions, 2.5% of the cash flow distributed be set aside in the Early Incentive Investment Fund for payment, on the dissolution of the Partnership, to two classes of investors who purchased Interests (1) on or before June 30, 1985 and (2) between July 1, 1985 and December 31, 1985. For the purpose of this valuation, 944,428 Interests qualified for level 1 under the Early Investment Incentive Fund and 438,134 for level 2.

The valuation is based on the sum of (1) the present value of the Early Investors' 25% share in the General Partners' 10% share of certain designated earnings of the Partnership, (2) the Early Investors Capital as of March 31, 1996, and (3) the present value of the future earnings from repurchased interests.

General Partners' 10% Share of 3/31/96
  Valuation                                  $          0
Early Investor 25% Share                                0
Early Investor Capital @ 3/31/96                7,227,181
                                               ----------
Present Value of Future Earnings on
  Repurchased Shares                            7,227,181
                                               ==========

                              Value per unit

                           Investors Level 1        $5.23
                                                    =====

                           Investors Level 2        $5.23
                                                    =====


                      Rounded Value per unit

                           Investors Level 1        $5.00
                                                    =====

                           Investors Level 2        $5.00
                                                    =====